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                                    EXHIBIT A


                         NONEXCLUSIVE LICENSE AGREEMENT


         Oxford Management Corporation (Oxford Management), a Nevada corporation, with a principal place of business at 133 East 62nd Street, New York, New York 10021, and Oxford Media Corporation (Oxford Media), a Delaware corporation, with a principal place of business at 16861 Armstrong Avenue, Irvine, California 92606, agree as follows:

         Oxford Management is the owner of proprietary software and source code related to the Oxford Management movies-on-demand hotel pay-for-view system. Effective as of January 1, 1999, and for the consideration of $1.00 and other good and valuable consideration, Oxford Management grants to Oxford Media a fully paid, nonexclusive, worldwide license under the proprietary software and source code to make, use, sell, and lease products using and/or incorporating the proprietary software and source code. The license shall be perpetual and shall be assignable at any time with the business and goodwill of Oxford Media Corporation.
                                  OXFORD MANAGEMENT CORPORATION

                                       By:
                                          ------------------------------------
                                          Norton Garfinkle, Chairman

                                          ___________________________, 199____

                                       OXFORD MEDIA CORPORATION

                                       By:
                                          ------------------------------------
                                          Rita Buttolph, Corporate Secretary

                                          ___________________________, 199____


January 1, 1999